Exhibit 4.16

Execution Version

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT dated as of February 23, 2020 (as amended, modified, restated or supplemented from time to time, this  “Pledge Agreement”) is by and among the parties identified as “Pledgors” on the signature pages hereto and such other parties as may become Pledgors hereunder after the date hereof (individually a “Pledgor”, and collectively,  the “Pledgors”) and HCR Collateral Management, LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (defined below).

W I T N E S S E T H

WHEREAS,  a credit facility has been established in favor of RedHill Biopharma Inc., a Delaware corporation (the “Borrower”), pursuant to the terms of that certain Credit Agreement dated as of the date hereof (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) by and among the Borrower, RedHill Biopharma Ltd., a company incorporated under the laws of the State of Israel (“Parent Guarantor”) the other parties from time to time party thereto, the Lenders from time to time party thereto and the Administrative Agent;

WHEREAS,  it is required under the terms of the Credit Agreement that the Pledgors shall have granted, pledged and assigned the security interests and undertaken the obligations contemplated by this Pledge Agreement; and

WHEREAS, this Pledge Agreement is required under the terms of the Credit Agreement.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Definitions.

(a)         Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Credit Agreement.

(b)         As used herein, the following terms shall have the meanings assigned thereto in the UCC (defined below): Accession, Financial Asset, Investment Company Security, Proceeds and Security.

(c)         As used herein, the following terms shall have the meanings set forth below:

“Administrative Agent” has the meaning provided in the introductory paragraph hereof.

“Borrower” has the meaning provided in the recitals hereof.

“Capital Note” means the Amended and Restated Capital Note, dated as of the date hereof, by and between the Borrower and Parent Guarantor, as amended, modified, restated or supplemented from time to time.

“Credit Agreement” has the meaning provided in the introductory paragraph hereof.

“Global Intercompany Note” means the Global Intercompany Note, dated as of the date hereof, by and between the Borrower and Parent Guarantor, as amended, modified, restated or supplemented from time to time.

“Israeli Pledgor” means Parent Guarantor and any other Pledgor organized in the State of Israel.

“Parent Guarantor” has the meaning provided in the recitals hereof.

“Pledge Agreement” has the meaning provided in the introductory paragraph hereof.

“Pledged Collateral” has the meaning provided in Section 2 hereof.

“Pledged Shares” has the meaning provided in Section 2 hereof.

“Pledgors” has the meaning provided in the introductory paragraph hereof.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders and any holder of the Obligations and “Secured Party” means any one of them.

“Security Agreement” means that certain Security Agreement dated as of the date hereof (as amended, modified or supplemented from time to time) by and among the Grantors (as defined therein) and the Administrative Agent.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York, except as such term may be used in connection with the perfection of the Pledged Collateral, in which case the applicable jurisdiction with respect to such affected Pledged Collateral shall apply.

2.         Pledge and Grant of Security Interest.  To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations, each Pledgor hereby grants and pledges to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in any and all right, title and interest of such Pledgor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Pledged Collateral”):

(a)         Pledged Shares.  One hundred percent (100%) (or, if less, the full amount owned by such Pledgor) of the issued and outstanding Equity Interests of each Subsidiary directly owned by such Pledgor set forth on Schedule 2(a) attached hereto, in each case together with the certificates (or other agreements or instruments), if any, representing such Equity Interests, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the Equity Interests described in Sections 2(b) and 2(c) below, the “Pledged Shares”), including, but not limited to, the following:

(A)        all shares, securities, membership interests and other Equity Interests or other property representing a dividend or other distribution on or in respect of any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any other dividends, distributions, subscriptions, warrants, cash, securities, instruments, rights, options or other property issued to or received or receivable by the holder of, or otherwise in respect of, the Pledged Shares; and

(B)        without affecting the obligations of the Pledgors under any provision prohibiting such action hereunder or under the Credit Agreement, in the event of any consolidation or merger involving the issuer of any Pledged Shares and in which such issuer is not the surviving Person, all Equity Interests of the successor Person formed by or resulting from such consolidation or merger.

(b)         Additional Shares.  One hundred percent (100%) (or, if less, the full amount owned by such Pledgor) of the issued and outstanding Equity Interests of any Person that hereafter becomes a Subsidiary directly owned by such Pledgor  (provided, that, in the case of Parent Guarantor, Parent Guarantor shall not be required to pledge any Equity Interests directly owned by Parent Guarantor constituting Excluded Parent Property (as defined in the Security Agreement)),  including, without limitation, the certificates (or other agreements or instruments) representing such Equity Interests, and all options and other rights, contractual or otherwise, with respect thereto.

(c)         Global Intercompany Note.  With respect to the Parent Guarantor, the Global Intercompany Note.

(d)         Capital Note.  With respect to the Parent Guarantor, the Capital Note.

(e)         Accessions and Proceeds.  All Accessions and all Proceeds of any and all of the foregoing.

Without limiting the generality of the foregoing, it is hereby specifically understood and agreed that a Pledgor may from time to time hereafter deliver additional Equity Interests to the Administrative Agent as collateral security for the Obligations.  Upon delivery to the Administrative Agent, such additional Equity Interests shall be deemed to be part of the Pledged Collateral of such Pledgor and shall be subject to the terms of this Pledge Agreement whether or not Schedule 2(a) is amended to refer to such additional Equity Interests.

Notwithstanding anything to the contrary contained herein, the security interests granted under this Pledge Agreement shall not extend to any Excluded Property and the term “Pledged Collateral” (and each component definition thereof) shall, for the avoidance of doubt, be deemed to exclude any Excluded Property; provided,  however,  that, Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would themselves constitute Excluded Property).

Each Pledgor may have entered into other Collateral Documents governed under laws other than that of the State of New York. Nothing herein is intended to replace, amend or modify any security granted under such Collateral Documents or the terms of such Collateral Documents and the security granted herein and the terms herein shall in all respects be read to supplement the security grant and the terms presented under such Collateral Documents.

Without limiting the immediately preceding paragraph, but notwithstanding any other provision herein, to the extent there is a conflict between this Pledge Agreement and any Collateral Document to which a Pledgor not organized in the United States is a party, the representations and covenants given by any such Pledgor herein, including in respect of any of its Pledged Collateral (whether by reference to a specific class, category or otherwise thereof), shall only apply to and in respect of its Collateral that is situated or deemed to be situated in the United States.

3.          Security for Obligations.  The security interest created hereby in the Pledged Collateral of each Pledgor constitutes continuing collateral security for all of the Obligations, whether now existing or hereinafter arising.

4.          Delivery of the Pledged Collateral.  Each Pledgor hereby agrees that:

(a)         Delivery of Certificates.  Each Pledgor shall deliver to the Administrative Agent (i) simultaneously with or promptly following the execution and delivery of this Pledge Agreement, all certificates (if any) representing the Pledged Shares of such Pledgor and (ii) promptly upon the receipt thereof by or on behalf of such Pledgor, all other certificates and instruments constituting Pledged Collateral of such Pledgor.  Prior to delivery to the Administrative Agent, all such certificates and instruments constituting Pledged Collateral of such Pledgor shall be held in trust by such Pledgor for the benefit of the Administrative Agent pursuant hereto.  All such certificates and instruments shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank by the applicable Pledgor, substantially in the form provided in Exhibit 4(a) attached hereto.

(b)         Additional Securities.  If such Pledgor shall receive (or become entitled to receive) by virtue of its being or having been the owner of any Pledged Collateral, any (i) certificate or instrument, including without limitation, any certificate representing a dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares or membership or other Equity Interests, stock splits, spin-off or split-off, promissory notes or other instruments, (ii) option or right, whether as an addition to, substitution for, conversion of, or an exchange for, any Pledged Collateral or otherwise in respect thereof, (iii) dividends payable in securities, or (iv) distributions of securities or other Equity Interests, cash or other property in connection with a partial or total liquidation, dissolution or reduction of capital, capital surplus or paid-in surplus, then such Pledgor shall accept and receive each such certificate, instrument, option, right, dividend or distribution in trust for the benefit of the Administrative Agent, shall segregate it from such Pledgor’s other property and shall deliver it forthwith to the Administrative Agent in the exact form received together with any necessary endorsement and/or appropriate stock power duly executed in blank, substantially in the form provided in Exhibit 4(a), to be held by the Administrative Agent as Pledged Collateral and as further collateral security for the Obligations.

(c)         Financing Statements.  Each Pledgor authorizes the Administrative Agent to file one or more financing statements (with the description of the Pledged Collateral contained herein, including without limitation “all assets” and/or “all personal property” collateral descriptions) disclosing the Administrative Agent’s security interest in the Pledged Collateral.  Each Pledgor agrees to execute and deliver to the Administrative Agent such financing statements and other filings as may be reasonably requested by the Administrative Agent in order to perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor.

(d)         Israel Filing and Registration.  Each Israeli Pledgor shall deliver to the Administrative Agent: (i) on the Closing Date, original copies duly executed of notice of charges (Form 10) in relation to this Pledge Agreement; (ii) by no later than three (3) Business Days from the Closing Date, evidence that this Pledge Agreement has been duly filed for registration and stamped ‘nitkabel’ by the Israeli Companies Registrar, together with all required notices and a Hebrew convenience translation thereof accompanied by a confirmation letter of the Israeli Pledgor as to the adequacy of the translation; and (iii) by no later than 21 days after the Closing Date, deliver to the Administrative Agent evidence that this Pledge Agreement has been duly registered with the Israeli Companies Registrar together with an original charge registration certificate. Without derogating from Section 6(b), the Israeli Pledgor shall execute and deliver to the Administrative Agent such agreements or instruments (including notices and amendments) and do all such other things as the Administrative Agent may reasonably deem necessary, appropriate or convenient (including any necessary filings and registrations) to assure to the Administrative Agent the effectiveness, perfection and priority of its security interests in the Pledged Collateral hereunder. Without derogating from the foregoing and subject to Section 2(b), the Parent Guarantor shall notify the Administrative Agent immediately upon becoming a direct holder of one hundred percent (100%) of the issued and outstanding Equity Interests of any Subsidiary organized in the state of Israel and shall execute any document and file any notice with the Israeli Companies Registrar or otherwise assure to the Administrative Agent the effectiveness, perfection and priority of its security interests in the Pledged Collateral hereunder including with respect to such new Subsidiary.

5.          Representations and Warranties.  Each Pledgor hereby represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that:

(a)         Authorization of Pledged Shares.  The Pledged Shares are duly authorized and validly issued, are fully paid and nonassessable and are not subject to the preemptive rights of any Person.

(b)         Title.  Each Pledgor has good and indefeasible title to the Pledged Collateral of such Pledgor and is the legal and beneficial owner of such Pledged Collateral free and clear of any Lien, other than Permitted Liens.  There exists no “adverse claim” within the meaning of Section 8-102 of the UCC with respect to the Pledged Shares of such Pledgor.

(c)         Exercising of Rights.  The exercise by the Administrative Agent of its rights and remedies hereunder will not violate any Law or governmental regulation applicable to such Pledgor or any material contractual restriction binding on or affecting a Pledgor or any of its property.  There are no restrictions in any Organization Document governing any Pledged Collateral which would limit or restrict the grant of a Lien pursuant to this Pledge Agreement on such Pledged Collateral, the perfection of such Lien or the exercise of remedies in respect of such perfected Lien in the Pledged Collateral as contemplated by this Pledge Agreement.

(d)         Pledgor’s Authority.  No authorization, approval or action by, and no notice or filing with any Governmental Authority or with the issuer of any Pledged Shares or any other Person is required either (i) for the pledge made by a Pledgor or for the granting of the security interest by such Pledgor pursuant to this Pledge Agreement (except as have been already obtained or as may be required by applicable foreign laws) or (ii) for the exercise by the Administrative Agent or the Secured Parties of their rights and remedies hereunder (except as may be required by the UCC or applicable foreign laws or laws affecting the offering and sale of securities).

(e)         Security Interest/Priority.  This Pledge Agreement creates a valid security interest in favor of the Administrative Agent for the benefit of the Secured Parties, in the Pledged Collateral.  The taking of possession by the Administrative Agent of the certificates representing the Pledged Shares and all other certificates and instruments constituting Pledged Collateral will perfect and establish the first priority of the Administrative Agent’s security interest in the Pledged Shares and, when properly perfected by filing a UCC financing statement, in all other Pledged Collateral represented by such Pledged Shares and instruments securing the Obligations.  Except as set forth in this Section 5(e),  and in Section 4(d), no action is necessary to perfect or otherwise protect such security interest.

(f)         Partnership and Membership Interests.  None of the Pledged Shares consisting of partnership or limited liability company interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the UCC, (iii) is an Investment Company Security, (iv) is held in a securities account or (v) constitutes a Security or a Financial Asset.

(g)         No Other Interests.  As of the date hereof, no Pledgor owns any Equity Interests in any Subsidiary other than as set forth on Schedule 2(a) attached hereto.

6.          Covenants.  Each Pledgor hereby covenants, that so long as any of the Obligations (other than inchoate indemnification obligations) remain outstanding and until all of the commitments relating thereto have been terminated, such Pledgor shall:

(a)         Defense of Title.  Warrant and defend title to and ownership of the Pledged Collateral of such Pledgor at its own expense against the claims and demands of all other parties claiming an interest therein, keep the Pledged Collateral free from all Liens, except for Permitted Liens, and not sell, exchange, transfer, assign, lease or otherwise dispose of Pledged Collateral of such Pledgor or any interest therein, except as permitted under the Credit Agreement and the other Loan Documents.

(b)         Further Assurances.  Promptly execute and deliver at its reasonable expense all further instruments and documents and take all further action that may be necessary and desirable or that the Administrative Agent may reasonably request in order to (i) perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor (including, without limitation, any and all other action reasonably necessary to satisfy the Administrative Agent that the Administrative Agent has obtained a first priority perfected security interest in all Pledged Collateral), (ii) enable the Administrative Agent to exercise and enforce its rights and remedies hereunder in respect of the Pledged Collateral of such Pledgor, and (iii) otherwise effect the purposes of this Pledge Agreement, including, without limitation and if requested by the Administrative Agent, delivering to the Administrative Agent upon its written request following the occurrence and continuation of an Event of Default, irrevocable proxies in respect of the Pledged Collateral of such Pledgor.

(c)         Amendments.  Not make or consent to any amendment or other modification or waiver with respect to any of the Pledged Collateral of such Pledgor or enter into any agreement or allow to exist any restriction with respect to any of the Pledged Collateral of such Pledgor other than as may be permitted under the Credit Agreement.

(d)         Compliance with Securities Laws.  File all reports and other information now or hereafter required to be filed by such Pledgor with the SEC and any other state, federal or foreign agency in connection with the ownership of the Pledged Collateral of such Pledgor.

(e)         Books and Records.  Mark its books and records (and shall cause the issuer of the Pledged Shares of such Pledgor to mark its books and records) to reflect the security interest granted pursuant to this Pledge Agreement.

(f)         Issuance or Acquisition of Equity Interests.  Not, without promptly executing and delivering, or causing to be executed and delivered, to the Administrative Agent such agreements, documents and instruments as the Administrative Agent may reasonably request for the purpose of perfecting its security interest therein, issue or acquire any Equity Interests constituting Pledged Collateral consisting of an interest in a partnership or a limited liability company that (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the UCC, (iii) is an Investment Company Security, (iv) is held in a securities account or (v) constitutes a Security or a Financial Asset.

7.          Advances. On failure of any Pledgor to perform any of the covenants and agreements contained herein or in any other Loan Document, the Administrative Agent may, at its sole option and in its sole discretion, perform the same and in so doing may expend such sums as the Administrative Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures that the Administrative Agent may make for the protection of the security hereof or that may be compelled to make by operation of law.  All such sums and amounts so expended shall be repayable by the Pledgors on a joint and several basis (subject to Section 22 hereof) promptly upon timely notice thereof and demand therefor, shall constitute additional Obligations and shall bear interest from the date said amounts are expended at the Default Rate.  No such performance of any covenant or agreement by the Administrative Agent on behalf of any Pledgor, and no such advance or expenditure therefor, shall relieve the Pledgors of any Default or Event of Default.  The Administrative Agent may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by a Pledgor in appropriate proceedings and against which adequate reserves are being maintained in accordance with IFRS.

8.          Remedies.

(a)         General Remedies.  Upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent shall have, in addition to the rights and remedies provided herein, in the Loan Documents or by law (including, without limitation, levy of attachment and garnishment), the rights and remedies of a secured party under the UCC of the jurisdiction applicable to the affected Pledged Collateral.

(b)         Sale of Pledged Collateral.  Upon the occurrence of an Event of Default and during the continuation thereof, without limiting the generality of this Section 8 and without notice, the Administrative Agent may, in its sole discretion, sell or otherwise dispose of or realize upon the Pledged Collateral, or any part thereof, in one or more parcels, at public or private sale, at any exchange or broker’s board or elsewhere, at such price or prices and on such other terms as the Administrative Agent may deem commercially reasonable, for cash, credit or for future delivery or otherwise in accordance with applicable law.  To the extent permitted by law, any Secured Party may in such event, bid for the purchase of such securities.  Each Pledgor agrees that, to the extent notice of sale shall be required by law and has not been waived by such Pledgor, any requirement of reasonable notice shall be met if notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed, postage prepaid, to such Pledgor, in accordance with the notice provisions of Section 11.02 of the Credit Agreement at least ten (10) Business Days before the time of such sale.  The Administrative Agent shall not be obligated to make any sale of Pledged Collateral of such Pledgor regardless of any notice of sale having been given.  The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(c)         Private Sale.  Upon the occurrence of an Event of Default and during the continuation thereof, the Pledgors recognize that the Administrative Agent may be unable or deem it impracticable to effect a public sale of all or any part of the Pledged Shares or any of the securities constituting Pledged Collateral and that the Administrative Agent may, therefore, determine to make one or more private sales of any such Pledged Collateral to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Each Pledgor acknowledges and agrees that any such private sale may be at prices and on other terms less favorable than the prices and other terms that might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to delay sale of any such Pledged Collateral for the period of time necessary to permit the issuer of such Pledged Collateral to register such Pledged Collateral for public sale under the Securities Act or under applicable state securities laws.  Each Pledgor further acknowledges and agrees that any offer to sell such Pledged Collateral that has been publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such offer may be advertised without prior registration under the Securities Act) shall be deemed to involve a “public sale” under the UCC, notwithstanding that such sale may not constitute a “public offering” under the Securities Act, and the Administrative Agent may, in such event, bid for the purchase of such Pledged Collateral.

(d)         Retention of Pledged Collateral.  To the extent permitted by applicable law, in addition to the rights and remedies hereunder, upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent may, after providing the notices required by Sections 9-620 and 9-621 of the UCC (or any successor section) or otherwise complying with the requirements of applicable law of the relevant jurisdiction, retain all or any portion of the Pledged Collateral in satisfaction of the Obligations.  Unless and until the Administrative Agent shall have provided such notices, however, the Administrative Agent shall not be deemed to have retained any Pledged Collateral in satisfaction of any Obligations for any reason.

(e)         Deficiency.  In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Administrative Agent or the Secured Parties are legally entitled, the Pledgors shall be jointly and severally liable (subject to Section 22 hereof) for the deficiency, together with interest thereon at the Default Rate, together with the costs of collection and the reasonable fees, charges and disbursements of counsel.  Any surplus remaining after the full payment and satisfaction of the Obligations shall be returned to the Pledgors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

9.         Rights of the Administrative Agent.

(a)         Power of Attorney.  Each Pledgor hereby designates and appoints the Administrative Agent, on behalf of the Secured Parties, and each of its designees or agents, as attorney-in-fact of such Pledgor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuation of an Event of Default:

(i)          to demand, collect, settle, compromise and adjust, and give discharges and releases concerning the Pledged Collateral, all as the Administrative Agent may deem reasonably appropriate;

(ii)         to commence and prosecute any actions at any court for the purposes of collecting any of the Pledged Collateral and enforcing any other right in respect thereof;

(iii)       to defend, settle or compromise any action brought in respect of the Pledged Collateral and, in connection therewith, give such discharge or release as the Administrative Agent may deem reasonably appropriate;

(iv)        to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Pledged Collateral;

(v)         to direct any parties liable for any payment in connection with any of the Pledged Collateral to make payment of any and all monies due and to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct;

(vi)        to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Pledged Collateral;

(vii)       to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Pledged Collateral;

(viii)      to execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, security and pledge agreements, affidavits, notices and other agreements, instruments and documents that the Administrative Agent may deem reasonably appropriate in order to perfect and maintain the security interests and liens granted in this Pledge Agreement and in order to fully consummate all of the transactions contemplated therein;

(ix)        to institute any foreclosure proceedings that the Administrative Agent may deem appropriate;

(x)         to exchange any of the Pledged Collateral or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Pledged Collateral with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Administrative Agent may deem reasonably appropriate;

(xi)        to vote for a shareholder or member resolution, or to sign an instrument in writing, sanctioning the transfer of any or all of the Pledged Collateral into the name of the Administrative Agent or one or more of the Secured Parties or into the name of any transferee to whom the Pledged Collateral or any part thereof may be sold pursuant to Section 8 hereof; and

(xii)       to do and perform all such other acts and things as the Administrative Agent may deem reasonably necessary or appropriate in connection with the Pledged Collateral.

This power of attorney is a power coupled with an interest and shall be irrevocable for so long as any of the Obligations (other than inchoate indemnification obligations) shall remain outstanding and until all of the commitments relating thereto shall have been terminated.  The Administrative Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Administrative Agent in this Pledge Agreement, and shall not be liable for any failure to do so or any delay in doing so.  The Administrative Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Administrative Agent solely to protect, preserve and realize upon its security interest in the Pledged Collateral.

(b)         Assignment by the Administrative Agent.  The Administrative Agent may from time to time assign the Obligations to a successor Administrative Agent appointed in accordance with the Credit Agreement, and such successor shall be entitled to all of the rights and remedies of the Administrative Agent under this Pledge Agreement in relation thereto.

(c)         The Administrative Agent’s Duty of Care.  Other than the exercise of reasonable care to assure the safe custody of the Pledged Collateral while being held by the Administrative Agent hereunder and to account for all proceeds thereof, the Administrative Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Pledgors shall be responsible for preservation of all rights in the Pledged Collateral, and the Administrative Agent shall be relieved of all responsibility for the Pledged Collateral upon surrendering it or tendering the surrender of it to the Pledgors.  The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Administrative Agent shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Pledged Collateral.  In the event of a public or private sale of the Pledged Collateral pursuant to Section 8 hereof, the Administrative Agent shall have no responsibility for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters.

(d)         Voting Rights in Respect of the Pledged Collateral.

(i)          So long as no Event of Default shall have occurred and be continuing, each Pledgor may exercise any and all voting and other consensual rights pertaining to the Pledged Collateral of such Pledgor or any part thereof for any purpose not inconsistent with the terms of this Pledge Agreement or the Credit Agreement; and

(ii)         Upon the occurrence and during the continuance of an Event of Default, all rights of a Pledgor to exercise the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to paragraph (i) of this subsection shall cease and all such rights shall thereupon become vested in the Administrative Agent, which shall then have the sole right to exercise such voting and other consensual rights.

(e)         Dividend Rights in Respect of the Pledged Collateral.

(i)          So long as no Event of Default shall have occurred and be continuing, each Pledgor may receive and retain any and all dividends and distributions (other than stock dividends and other dividends and distributions constituting Pledged Collateral addressed hereinabove) or interest paid in respect of the Pledged Collateral to the extent permitted under the Credit Agreement.

(ii)         Upon the occurrence and during the continuance of an Event of Default:

(A)        all rights of a Pledgor to receive the dividends, distributions and interest payments that it would otherwise be authorized to receive and retain pursuant to paragraph (i) of this subsection shall cease and all such rights shall thereupon be vested in the Administrative Agent, which shall then have the sole right to receive and hold as Pledged Collateral such dividends, distributions and interest payments; and

(B)        all dividends and interest payments that are received by a Pledgor contrary to the provisions of paragraph (A) of this subsection shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Pledgor, and shall be promptly paid over to the Administrative Agent as Pledged Collateral in the exact form received, to be held by the Administrative Agent as Pledged Collateral and as further collateral security for the Obligations.

(f)         Release of Pledged Collateral.  The Administrative Agent may release any of the Pledged Collateral from this Pledge Agreement or may substitute any of the Pledged Collateral for other Pledged Collateral without altering, varying or diminishing in any way the force, effect, lien, pledge or security interest of this Pledge Agreement as to any Pledged Collateral not expressly released or substituted, and this Pledge Agreement shall continue as a first priority lien on all Pledged Collateral not expressly released or substituted.  If any of the Pledged Collateral shall be sold, transferred or otherwise disposed of by any Pledgor in a transaction permitted by the Credit Agreement or, if at the request of any Pledgor the release of any Pledged Collateral shall be approved by the Required Lenders in accordance with Section 11.01 of the Credit Agreement, then, in each case,  the liens and security interests of the Administrative Agent hereunder in such Pledged Collateral shall be automatically released and the Administrative Agent, at the request and sole expense of such Pledgor, shall execute and deliver to such Pledgor all releases or other documents reasonably necessary for the release of the Liens created hereby on such Pledged Collateral and return to such Pledgor all such Pledged Collateral in its possession.

10.        Application of Proceeds.  Upon the acceleration of the Obligations pursuant to Section 9.02 of the Credit Agreement, any payments in respect of the Obligations and any proceeds of the Pledged Collateral, when received by the Administrative Agent or any of the Secured Parties in cash or its equivalent, will be applied in reduction of the Obligations in the order set forth in Section 9.03 of the Credit Agreement, and each Pledgor irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Administrative Agent shall have the continuing and exclusive right to apply and reapply any and all such payments and proceeds in the Administrative Agent’s sole discretion, notwithstanding any entry to the contrary upon any of its books and records.

11.        Continuing Agreement.

(a)         This Pledge Agreement shall be a continuing agreement in every respect and shall remain in full force and effect so long as any of the Obligations (other than inchoate indemnification obligations) remain outstanding and until all of the commitments relating thereto have been terminated.  Upon payment or other satisfaction of all Obligations (other than inchoate indemnification obligations) and termination of the commitments related thereto, this Pledge Agreement and the liens and security interests of the Administrative Agent hereunder shall be automatically terminated and the Administrative Agent shall, upon the request and at the expense of the Pledgors, execute and deliver all UCC termination statements and/or other documents reasonably requested by the Pledgors evidencing such termination and return to Pledgors all Pledged Collateral in its possession.  Notwithstanding the foregoing, all releases and indemnities provided hereunder shall survive termination of this Pledge Agreement.

(b)         This Pledge Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Secured Party as a preference, fraudulent conveyance or otherwise under any Debtor Relief Law, all as though such payment had not been made; provided that in the event payment of all or any part of the Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Administrative Agent or any Secured Party in defending and enforcing such reinstatement shall be deemed to be included as a part of the Obligations.

12.        Amendments and Waivers.  This Pledge Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 11.01 of the Credit Agreement.

13.        Successors in Interest.  This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and shall be binding upon each Pledgor, its successors and assigns, and shall inure, together with the rights and remedies of the Administrative Agent and the Secured Parties hereunder, to the benefit of the Administrative Agent and the Secured Parties and their successors and permitted assigns; provided,  however, none of the Pledgors may assign its rights or delegate its duties hereunder without the prior written consent of the requisite Lenders under the Credit Agreement.

14.        Notices.  All notices required or permitted to be given under this Pledge Agreement shall be given as provided in Section 11.02 of the Credit Agreement.

15.        Counterparts.  This Pledge Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Pledge Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Pledge Agreement.

16.        Headings.  Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Pledge Agreement.

17.        Governing Law; Submission to Jurisdiction; Waiver of Venue, Service of Process, Waiver of Right to Jury Trial.   The terms of Section 11.14 of the Credit Agreement and Section 11.15 of the Credit Agreement with respect to governing law, submission to jurisdiction, waiver of venue, service of process and waiver of the right to a jury trial are each incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

18.        Severability.  If any provision of this Pledge Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Pledge Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19.        Entirety.  This Pledge Agreement, the other Loan Documents and the other documents relating to the Obligations represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any proposal letters or correspondence relating to the Loan Documents, any other documents relating to the Obligations, or the transactions contemplated herein and therein.

20.        Survival.  All representations and warranties of the Pledgors hereunder shall survive the execution and delivery of this Pledge Agreement, the other Loan Documents and the other documents relating to the Obligations, the delivery of the Notes and the extension of credit thereunder or in connection therewith.

21.        Other Security.  To the extent that any of the Obligations are now or hereafter secured by property other than the Pledged Collateral (including, without limitation, real and other personal property and securities owned by a Pledgor), or by a guarantee, endorsement or property of any other Person, then to the extent permitted by applicable law the Administrative Agent shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence and during the continuation of any Event of Default, and the Administrative Agent shall have the right, in its sole discretion, to determine which rights, security, liens, security interests or remedies the Administrative Agent shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or the Obligations or any of the rights of the Administrative Agent or the Secured Parties under this Pledge Agreement or under any of the other Loan Documents.

22.        Joint and Several Obligations of Pledgors.

(a)         Subject to subsection (c) of this Section 22, each of the Pledgors is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Secured Parties, for the mutual benefit, directly and indirectly, of each of the Pledgors and in consideration of the undertakings of each of the Pledgors to accept joint and several liability for the obligations of each of them.

(b)         Subject to subsection (c) of this Section 22, each of the Pledgors jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Pledgors with respect to the payment and performance of all of the Obligations arising under this Pledge Agreement,  the other Loan Documents and any other documents relating to the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Pledgors without preferences or distinction among them.

(c)         Notwithstanding any provision to the contrary contained herein, in any other of the Loan Documents or in any other documents relating to the Obligations, the obligations of each Guarantor under the Credit Agreement,  the other Loan Documents and the other documents relating to the Obligations shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

23.        Joinder.  At any time after the date of this Pledge Agreement, one or more additional Persons may become party hereto by executing and delivering to the Administrative Agent a Joinder Agreement.  Immediately upon such execution and delivery of such Joinder Agreement (and without any further action), each such additional Person will become a party to this Pledge Agreement as a “Pledgor” and have all the rights and obligations of a Pledgor hereunder and this Pledge Agreement and the schedules hereto shall be deemed amended by such Joinder Agreement.

24.        Consent of Issuers of Pledged Shares.  Each issuer of Pledged Shares party to this Pledge Agreement hereby acknowledges, consents and agrees to the grant of the security interest in such Pledged Shares by the applicable Pledgors pursuant to this Pledge Agreement, together with all rights accompanying such security interest as provided by this Pledge Agreement and applicable law, notwithstanding any anti-assignment provisions in any operating agreement, limited partnership agreement or similar organizational or governance documents of such issuer.

25.        Rights of Required Lenders.  All rights of the Administrative Agent hereunder, if not exercised by the Administrative Agent, may be exercised by the Required Lenders.

[Signature Pages Follow]

Each of the parties hereto has caused a counterpart of this Pledge Agreement to be duly executed and delivered as of the date first above written.

PLEDGORS:	REDHILL BIOPHARMA LTD.

	By:	/s/ Micha Ben Chorin
	Name:	Micha Ben Chorin
	Title:	CFO

	By:	/s/ Dror Ben-Asher
	Name:	Dror Ben-Asher
	Title:	CEO

REDHILL BIOPHARMA INC.

	By:	/s/ Dror Ben-Asher
	Name:	Dror Ben-Asher
	Title:	CEO

Each of the parties hereto has caused a counterpart of this Pledge Agreement to be duly executed and delivered as of the date first above written.

PLEDGORS:	REDHILL BIOPHARMA LTD.

By:
Name:
Title:

REDHILL BIOPHARMA INC.

	By:	/s/ Rick Scruggs
	Name:	Rick Scruggs
	Title:	CCO

Accepted and agreed to as of the date first above written.

HCR COLLATERAL MANAGEMENT, LLC

By:	/s/ Clarke B. Futch
Name:	Clarke B. Futch
Title:	Managing Partner